EXHIBIT 4.1.1

                                              AMENDMENT ONE
                                   COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                  TAX DEFERRED SAVINGS AND SUPPLEMENTAL
                                             INVESTMENT PLAN
                             (AS AMENDED AND RESTATED EFFECTIVE MAY 6, 1996)

Whereas, Countrywide Credit Industries, Inc., desires to amend the Countrywide Credit Industries, Inc., Tax Deferred Savings and Supplemental Investment Plan (as amended and restated effective May 6, 1996) to enhance certain benefits and clarify participation in the "Plan". Now, therefore, the "Plan" is hereby amended as follows:

         A. Section 1.09(b) shall be amended in its entirety, effective April 1, 1997, to read as follows:

(b) excluding any amounts paid as moving expenses and any other amounts paid on an irregular or discretionary basis as bonuses or special awards; and

     B. Section 1.11(b) shall be amended in its entirety, effective September 1, 1984, to read as follows:

                  (b) Any individual who (i) is a "leased employee" within the meaning of Section 414 (n)(2) of the Code or (ii) is treated as a leased employee by a Participating Employer in accordance with its usual employment policies and procedures; and

         C. Section 1.12 shall be amended in its entirety, effective September 1, 1984, to read as follows:

                  "Employee" means any individual who is treated as a common law employee of a Participating Employer in accordance with its usual employment policies and procedures. Solely for this purpose, "Employee" shall also mean a "leased employee" within the meaning of Section 414(n)(2) of the Code.

D. Section 1.15 shall be amended in its entirety, effective April 1, 1997, to read as follows:
                       Entry Date shall mean the first day of each calendar month.

         A new Section 2.10 shall be added effective March 1, 1997, to read as follows:

                  2.10 Special Rule in Connection with Certain Acquisition Transactions. Notwithstanding any other provision hereof to the contrary, to the extent specified in a resolution of the Board of Directors, the service of any Employee with a corporation or other trade or business prior to its acquisition by the Company, affiliated Company, or Nonaffiliated Employer shall be recognized hereunder as though such service were rendered for a Participating Employer hereunder. The name of the corporation or other trade or business whose preacquisition service and the purposes for which such preacquisition service is recognized (e.g., eligibility, vesting, etc.)
                  shall be set forth in Appendix C hereof.

F. Section 1.19 shall be amended, effective April 1, 1997, by the addition of the following at the end thereof.

                  "Participant" shall, solely for purposes of Articles 7, 8, 13, 14, 15, 16, 18, and 19 and Appendix A and Sections 3.04, 4.02, 9.01, 11.02, 11.03, and 17.02 hereof (and any other definitions in this Article 1 pertinent thereto), also include individuals who have made Rollover Contributions or otherwise established Rollover Accounts hereunder without regard to whether such individuals have satisfied the criteria for eligibility under Article 3 hereof.

         G. The first sentence of Section 4.02(a) shall be amended, effective April 1, 1997, to read as follows:

                  Subject to the approval of the Administrator, an Eligible Employee may, 90 days after such person's Employment Commencement Date (determined without regard to any preacquisition service recognized pursuant to Section 2.10 hereof), contribute to the Trust Fund all or a portion of the
                  (i) cash; (ii) Company stock or, (iii) Countrywide Funds that are also Investment Funds he or she has received from (x) another qualified plan under circumstances meeting the rollover requirements of Section 402(c) of the Code, or (y) a conduit individual retirement account under circumstances meeting the requirements of Section 408(d)(3)(A)(ii) of the Code.

                  IN WITNESS WHEREOF, the Company has caused this Amendment One to be executed this 24th day of March, 1997.

                           .........COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                    By: /s/ Gerald A. Healy
                                         Gerald A. Healy
                         Vice President, Human Resources